Exhibit 99.1

Part I

ITEM 1. Business

Overview

We are a multi-jurisdictional gaming company that has been operating for approximately 30 years. Our 18 wholly-owned casino facilities, which we operate, are located in nine distinct gaming markets in five states. As of December 31, 2005, we owned an aggregate of approximately 969,500 square feet of casino space, containing 26,751 slot machines and 626 table games. We derive the majority of our gross revenues from our gaming operations, which produced 74%, 75% and 77%, respectively, of gross revenues for the years ended December 31, 2005, 2004 and 2003. Food and beverage revenues, which produced 13.2%, 12.9% and 11.9%, respectively, of gross revenues for the years ended December 31, 2005, 2004 and 2003, represent the only other revenue source which produced more than 10% of gross revenues during these periods.

On July 1, 2004, we consummated a $1.3 billion merger with Coast Casinos, Inc., or Coast, pursuant to which Coast became a wholly-owned subsidiary of Boyd Gaming Corporation. The Coast stockholders received approximately $482 million in cash, and the Coast stock and option holders received approximately 19.4 million shares of our common stock. In connection with the merger, we refinanced substantially all of Coast’s debt.

On May 19, 2004, we acquired all of the outstanding limited and general partnership interests of the partnership that owns the Shreveport Hotel and Casino in Shreveport, Louisiana, for approximately $197 million. After the acquisition, we renamed the property Sam’s Town Hotel and Casino, and we refer to the property as Sam’s Town Shreveport.

We and MGM MIRAGE each own 50% of a limited liability company that owns and operates Borgata Hotel Casino and Spa, a $1.1 billion destination resort located at Renaissance Pointe in Atlantic City, New Jersey. Borgata commenced operations on July 3, 2003.

We are subject to a variety of regulations in the jurisdictions in which we operate and we are required to be licensed by certain authorities in order to conduct gaming operations. A more detailed description of the regulations to which we are subject is contained in Exhibit 99.1 to this Annual Report on Form 10-K, which exhibit is incorporated herein by reference.

For further information related to our segment information for revenues, net income and total assets as of and for the three years in the period ended December 31, 2005, see Note 17 to our Consolidated Financial Statements presented at Item 15, “Exhibits and Financial Statement Schedules.”

Business Strategy and Competitive Strengths

We believe that the following factors have contributed to our success in the past and are central to our future success:

•	we emphasize slot revenues, the most consistently profitable segment of the gaming industry;
•	we have comprehensive marketing and promotion programs;
•	seven of our properties are well-positioned to capitalize on the Las Vegas locals market, making us a leader in one of the strongest and fastest-growing gaming markets in the United States;
•	our downtown Las Vegas properties focus their marketing programs on, and derive a majority of their revenues from, a unique niche — customers from Hawaii;
•	our operations are geographically diversified;
•	we have the ability to develop new and expand certain existing properties;
•	we make opportunistic acquisitions; and
•	we have an experienced management team.

Properties

The following table sets forth certain information regarding our wholly-owned properties (listed by the segment in which each such property is reported) and Borgata as of and for the year ended December 31, 2005.

	Year Opened or Acquired	Casino Space (Sq. Ft.)	Slot Machines	Table Games	Hotel Rooms	Land (Acres)	Hotel Occupancy	Average Daily Rate
LAS VEGAS LOCALS, Nevada
Barbary Coast Hotel and Casino	2004	30,000	590	36	197	4	93%	$80
Gold Coast Hotel and Casino	2004	87,000	2,057	54	711	26	94%	$58
The Orleans Hotel and Casino	2004	135,000	3,102	68	1,885	77	95%	$73
Sam’s Town Hotel and Gambling Hall	1979	133,000	3,035	40	648	63	96%	$53
Suncoast Hotel and Casino	2004	82,000	2,434	52	419	49	87%	$90
South Coast Hotel and Casino	2005	80,000	2,366	52	647	53	78%	$98
Eldorado Casino	1993	16,000	498	6	—	4	—	—
Jokers Wild Casino	1993	22,500	518	7	—	14	—	—
LAS VEGAS STRIP, Nevada Stardust Resort and Casino	1985	75,000	1,299	57	1,552	72	93%	$62
DOWNTOWN LAS VEGAS, Nevada California Hotel and Casino	1975	36,000	1,104	34	781	16	94%	$32
Fremont Hotel and Casino	1985	32,000	1,090	25	447	2	93%	$34
Main Street Station Casino, Brewery and Hotel	1993	28,500	900	19	406	15	95%	$36
CENTRAL REGION
Mississippi
Sam’s Town Hotel and Gambling Hall	1994	75,000	1,358	39	1,070	272	69%	$49
Illinois
Par-A-Dice Hotel Casino	1996	26,000	1,130	24	208	20	89%	$54
Indiana
Blue Chip Hotel and Casino	1999	42,500	1,719	47	184	37	98%	$54
Louisiana
Treasure Chest Casino	1997	24,000	967	40	—	14	—	—
Delta Downs Racetrack Casino & Hotel	2001	15,000	1,462	—	206	211	79%	$59
Sam’s Town Hotel and Casino	2004	30,000	1,122	26	514	18	92%	$89

Total of wholly-owned properties		969,500	26,751	626	9,875	967

Atlantic City, New Jersey
Borgata Hotel Casino and Spa(1)	2003	124,000	3,572	133	2,000	42	95%	$133

(1)	Borgata is our 50% joint venture with MGM MIRAGE.

In addition to the properties discussed above, we own and operate a travel agency located in Hawaii, a Hawaiian-based insurance company that underwrites travel-related insurance, and an offsite sports book located in Las Vegas. In 2005, the limited partnership formed our development project in Pennsylvania, in which we are the general partner and have an ownership interest of 90%, submitted gaming applications seeking selection to apply for a gaming license. Also, we have recently organized other entities for the development of Echelon Place.

Las Vegas Locals

Barbary Coast Hotel and Casino

Barbary Coast is located on the Las Vegas Strip at the intersection of Flamingo Road and Las Vegas Boulevard, one of the busiest intersections on the Strip. Historically, Barbary Coast has relied on foot traffic on the Las Vegas Strip for a significant amount of its revenues. As a result, Barbary Coast’s primary customer base is visitors to the Las Vegas area. In addition to its favorable location on the Strip, Barbary Coast has also benefited from its more intimate gaming atmosphere, allowing it to develop a loyal base of table games and slot customers. Barbary Coast is furnished and decorated in an elegant turn-of-the-century Victorian theme and features three restaurants: Michael’s gourmet restaurant, Drai’s on the Strip (leased to and operated by a third party) and the Victorian Room.

Gold Coast Hotel and Casino

Gold Coast is located on West Flamingo Road, approximately one mile west of the Las Vegas Strip and one-quarter mile west of Interstate 15, the major highway linking Las Vegas and Southern California. Its location offers easy access from all four directions in the Las Vegas valley. The primary target market for Gold Coast consists of local middle-market customers who gamble frequently. Gold Coast amenities include multiple restaurant options, a 70-lane bowling center and banquet and meeting space.

The Orleans Hotel and Casino

The Orleans is located on Tropicana Avenue, a short distance from the Las Vegas Strip and McCarran International Airport. The target markets for The Orleans are both local residents and visitors to the Las Vegas area. The Orleans provides an upscale, off-Strip experience in an exciting New Orleans French Quarter-themed environment. Amenities at The Orleans include a spa and fitness center, 18 stadium-seating movie theaters, a 70-lane bowling center, banquet and meeting space and a special events arena that seats up to 9,500 patrons.

In the fourth quarter of 2004, we completed the construction of a new hotel tower at The Orleans. The project included 461 hotel rooms, which increased the total number of hotel rooms to 1,885, and a remodeled and expanded swimming pool area.

Sam’s Town Hotel and Gambling Hall

Sam’s Town Hotel and Gambling Hall (“Sam’s Town Las Vegas”) is located on the Boulder Strip, approximately six miles east of the Las Vegas Strip and features a contemporary western theme. Its informal, friendly atmosphere appeals to both local residents and visitors alike. Gaming, bowling and live entertainment create a social center that attracts many Las Vegas residents. By offering excellent values in its food and beverage operations as well as slot marketing programs that include generous slot payouts, Sam’s Town Las Vegas has generated repeat customer business. The popularity of Sam’s Town Las Vegas among local residents has allowed it to benefit from the rapid development of the Las Vegas metropolitan area, which has been one of the fastest growing cities in the United States over the last decade.

South Coast Hotel and Casino

On December 22, 2005, we opened South Coast, a new hotel-casino that is located on approximately 53 acres on Las Vegas Boulevard South, adjacent to Interstate 15, and approximately five miles south of Mandalay Bay Resort and Casino. Amenities at South Coast include a 16-screen movie theater, a 64-lane bowling center, a race and sports book, and meeting and banquet space. A 4,400 seat equestrian and events center and an exhibit hall opened in February 2006. A second hotel tower comprised of approximately 695 rooms, a spa and fitness center, and swimming pool area are currently under construction, and are expected to open in the second quarter of 2006.

Suncoast Hotel and Casino

Suncoast is located in Peccole Ranch, a master-planned community adjacent to Summerlin, one of the fastest growing areas of the Las Vegas valley. Suncoast is located at the intersection of Rampart Boulevard and Alta Drive, readily accessible from most major points in Las Vegas, including downtown (approximately eight miles) and the Strip (approximately nine miles). The primary target market for Suncoast consists of local middle-market customers who gamble frequently. Suncoast is a Mediterranean-themed facility whose features include 25,000 square feet of banquet and meeting facilities, 16 stadium-seating movie theatres and a 64-lane bowling center.

Construction is underway for a competitor’s hotel casino that is approximately three miles away from Suncoast. In April 2006, when this new casino is expected to open, it will compete directly with Suncoast and could have a material adverse impact on the operations of Suncoast.

Eldorado Casino and Jokers Wild Casino

Located in downtown Henderson Nevada, the Eldorado is approximately 14 miles from the Las Vegas Strip. Jokers Wild is also located in Henderson, Nevada. The amenities at each of these properties include keno, a sports book, and multiple dining options. The principal customers of these properties are Henderson residents.

Las Vegas Strip — Stardust Resort and Casino

In January 2006, we announced redevelopment plans for the land on which Stardust is currently located. We plan to build Echelon Place, a $4.0 billion destination resort, on 63 acres of land on the Las Vegas Strip. We intend to continue to operate the Stardust through 2006 as we move forward with Echelon Place’s design and permitting process and thereafter to close and demolish the Stardust as we commence construction of Echelon Place. For more information about the Echelon Place project, see “Management’s Discussion and Analysis of Financial Position and Results of Operations — Projects — Echelon Place.”

The Stardust is a casino hotel complex located on the Las Vegas Strip and distinguished by its dramatic building lighting. The Stardust amenities include a conference center, a special event pavilion/exhibit center, and a sports book that is the home of the Stardust line, a sports line service that is quoted throughout the United States and abroad. The property caters primarily to adult Las Vegas visitors seeking the classic Las Vegas gaming experience. Using its extensive database, the property promotes customer loyalty and generates repeat customer business by communicating with its customers regarding special events, new product offerings and special incentive promotions at the property. The Stardust uses a network of tour operators and wholesalers to reach customers who prefer packaged trips, and print and broadcast media to attract the independent traveler. Patrons of the property are primarily from Southern California, Arizona and the Midwest.

Downtown Las Vegas Properties

Our Unique Downtown Niche

We have developed a distinct niche for our downtown properties by focusing on customers from Hawaii. Our marketing strategy for the downtown properties targets gaming enthusiasts from Hawaii and tour and travel agents in Hawaii with whom we have cultivated relationships since we opened the California in 1975. Through our Hawaiian travel agency, Vacations Hawaii, we currently operate six charter flights from Honolulu to Las Vegas each week, helping to ensure a stable supply of reasonably priced air seats. Vacations Hawaii operates with an agreement with Omni Air International to provide direct air service from Hawaii to Las Vegas. We also have strong, informal relationships with other Hawaiian travel agencies and offer affordable all-inclusive packages. These relationships combined with our Hawaiian promotions have allowed the California, the Fremont and Main Street Station to capture a significant share of the Hawaiian tourist trade in Las Vegas. For the year ended December 31, 2005, patrons from Hawaii comprised approximately 70% of the occupied room nights at the California, 61% of the occupied room nights at the Fremont and 59% of the occupied room nights at Main Street Station.

California Hotel and Casino and Main Street Station Casino, Brewery and Hotel

Although the California and Main Street Station are separate hotel casinos located in downtown Las Vegas, they are connected by an indoor pedestrian bridge. Both properties offer a variety of amenities including multiple dining options. In addition, Main Street Station features a 96-space recreational vehicle park, the only such facility in the downtown area.

Fremont Hotel and Casino

The Fremont is adjacent to the principal pedestrian thoroughfare in downtown Las Vegas known as the Fremont Street Experience. The property’s amenities include a race and sports book, meeting space and a 350-space parking garage.

Central Region Properties

Sam’s Town Hotel and Gambling Hall

Sam’s Town Hotel and Gambling Hall (“Sam’s Town Tunica”) is located in Tunica County, Mississippi. The property has extensive amenities, including an entertainment lounge, four dining venues, a specialty shop, and the 1,650-seat River Palace Arena. Sam’s Town Tunica and two other neighboring casino properties are each one-third partners in an entity that owns River Bend Links, an eighteen-hole championship golf course. Tunica is the closest gaming market to Memphis, Tennessee and is located off of State Highway 61, approximately 30 miles south of Memphis. The adult population within a 200-mile radius is over three million people and includes the cities of Nashville and Memphis, Tennessee; Jackson, Mississippi and Little Rock, Arkansas.

Par-A-Dice Hotel Casino

Par-A-Dice is a riverboat casino operating dockside on the Illinois River in East Peoria, Illinois. Located adjacent to the Par-A-Dice riverboat is a land-based pavilion that features three restaurants and a gift shop. Par-A-Dice is strategically located within three-quarters of a mile from Interstate 74, a major east-west interstate highway. Par-A-Dice is the only gaming facility located within approximately 90 miles of Peoria, Illinois.

Treasure Chest Casino

Treasure Chest is a dockside casino located on Lake Pontchartrain in the western suburbs of New Orleans, Louisiana. The property is designed as a classic 18th-century Victorian-style paddle-wheel riverboat and has a total capacity for 1,750 people. The entertainment complex located adjacent to the riverboat houses a 140-seat Caribbean showroom, as well as several restaurants. Located approximately five miles from the New Orleans International Airport, Treasure Chest primarily serves both residents of suburban New Orleans and tourists, and currently competes with two other riverboats and one land-based casino.

Blue Chip Hotel and Casino

Blue Chip is a riverboat gaming property located in Michigan City, Indiana. On January 31, 2006, we began operations on our newly constructed single-level dockside riverboat. The new boat allowed us to expand our casino to 2,170 slot machines and 51 table games. In connection with the construction of our new boat, we added a new parking structure and enhanced the land-based pavilion. Michigan City, Indiana is located 60 miles east of Chicago and 40 miles west of South Bend, Indiana. To the west, the property competes primarily with four casinos in northern Indiana and, to a lesser extent, with Illinois casinos in the Chicago area.

The Pokagon Band of Potawatomi Indians, a federally recognized Native American tribe, announced its intention to begin construction on a land-based gaming operation near New Buffalo, Michigan (which is located approximately fifteen miles from Blue Chip) in mid-2006 and to open the facility in mid-2007. If their facility is constructed and begins operations, it could have a material adverse impact on the operations of Blue Chip. In addition, there is currently an additional Illinois casino license that is the subject of litigation and administrative action. If a gaming facility is opened, depending on its location, it could compete with Blue Chip.

Delta Downs Racetrack Casino & Hotel

In 2001, we acquired substantially all of the assets of the Delta Downs Racetrack in Vinton, Louisiana. Delta Downs has historically conducted horse races on a seasonal basis and operated year-round simulcast facilities for customers to place bets on races held at other tracks. In 2002, we began slot operations in connection with a renovation project that expanded the facility and equipped the casino. In 2004, we completed an expansion of the casino and in March 2005, we completed the development of a 206-room hotel at the property.

Delta Downs is approximately 25 miles closer to Houston than the next closest gaming market, located in Lake Charles, Louisiana. Customers traveling from Houston, Beaumont and other parts of southeastern Texas will generally have to drive past Delta Downs to reach Lake Charles.

Sam’s Town Hotel and Casino

Sam’s Town Hotel and Casino (“Sam’s Town Shreveport”) is located along the Red River in Shreveport Louisiana. The property features a 19th century themed riverboat casino. Other amenities at the property include a spa, heated pool, four restaurants, a live entertainment venue and convention and meeting space. Shreveport is one of the largest gaming markets in the state of Louisiana. Feeder markets include east Texas, Texarkana, Arkansas and surrounding Louisiana cities including Bossier City, Minden, Ruston and Monroe.

Borgata

Borgata Hotel Casino and Spa opened at Renaissance Point in Atlantic City, New Jersey on July 3, 2003. Atlantic City is the second largest gaming jurisdiction in the United States by revenues and is predominantly a regional day-trip and overnight-trip market. The property is an equity-method joint venture. We and MGM MIRAGE each own a 50% interest in this project. As the managing venturer, we are responsible for the day-to-day operations of Borgata, including the operation and improvement of the facility and business. Borgata employs a management team and full staff to perform these services for the property. We maintain the oversight and responsibility for the operations, but do not directly operate Borgata. As such, we do not receive a management fee from Borgata.

Borgata is an upscale destination resort that features 11 restaurants, 11 retail boutiques and a European-style health spa. The property also contains meeting and event space as well as several entertainment venues. Borgata is in the process of a $200 million expansion to add both gaming and non-gaming amenities, including additional slot machines, table games, poker tables, restaurants and nightclubs. This public space expansion is expected to be completed in the second quarter of 2006. In addition to this expansion, Borgata recently began construction on a $325 million project that will add a second hotel tower and additional meeting space during the fourth quarter of 2007. Borgata expects to finance the expansions from Borgata’s cash flow from operations and from Borgata’s recently amended bank credit agreement. We do not expect to make further capital contributions to Borgata for these projects.

Corporate History, Availability of Reports and Corporate Governance Information

We were incorporated in Nevada in June 1988. Our principal executive offices are located at 2950 Industrial Road, Las Vegas, NV 89109, and our main telephone number is (702) 792-7200. We make our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and all amendments to these reports available free of charge on our corporate website as soon as reasonably practicable after such reports are filed with, or furnished to, the SEC. In addition, our Code of Business Conduct, Corporate Governance Guidelines, and charters of the Audit Committee, Compensation and Stock Option Committee and the Corporate Governance and Nominating Committee are available on our website. Our website is www.boydgaming.com. We will provide reasonable quantities of electronic or paper copies of filings free of charge upon request. In addition, we will provide a copy of the above referenced charters to stockholders upon request.

Private Securities Litigation Reform Act

This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding:

•	the factors that contribute to our future success and our ability to be successful in the future;
•	our ability to capture a significant share of the Hawaiian tourist trade and remain a leading destination for visitors from Hawaii;
•	capitalization on the Las Vegas market and our leadership in one of the strongest and fastest growing markets in the United States;
•	our strategy;
•	competition, including expansion of gaming into additional markets and new projects such as that proposed by the Pokagons in Michigan and that under construction near Suncoast and our ability to respond to competition;
•	expenses;
•	indebtedness, including our ability to refinance or pay amounts outstanding under the bank credit facility and notes when they become due;
•	financing;
•	revenue and our ability to generate significant cash flow;
•	our ability to meet our projected operating and maintenance capital expenditures and the costs associated with our expansion, renovations and development of new projects;
•	ability to continue to pay dividends or to pay any specific rate of dividends, including assumptions made in connection with our Black-Scholes option pricing model;
•	adjusted EBITDA and its usefulness as a measure of operating performance or valuation;
•	the impact of SFAS No. 123R on our consolidated financial statements;
•	operations;
•	earnings;
•	our market risk exposure and ability to minimize risk;
•	expansion, development and renovation plans at Borgata, Blue Chip, South Coast, Echelon Place/Stardust, and North Las Vegas including expected costs, financing and timing;
•	development opportunities in new jurisdictions and our ability to successfully take advantage of such opportunities;
•	regulations, including anticipated taxes or tax refunds expected, and ability to receive and maintain necessary approvals for our projects;
•	estimated undiscounted cash flows at Sam’s Town Tunica and our analysis of such asset’s impairment;
•	pending litigation;
•	our overall outlook, including all statements under the heading “Overall Outlook” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•	our ability to receive insurance reimbursement;
•	compliance with applicable laws; and
•	expectation, plans, hopes or intentions regarding the future.

Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following section entitled “Risk Factors.” All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.